Deloitte &
 Touche LLP
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INDEPENDENT ACCOUNTANTS' REPORT

To America First Credit Union:

We have examined  management's  assertion  about  America  First Credit  Union's
(AFCU) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America (UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion. Management is responsible for AFCU's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about AFCU's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about AFCU's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on AFCU's compliance with the minimum servicing standards.

In  our  opinion.   management's   assertion   that  AFCU   complied   with  the
aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP
February 19, 1997



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